OMEGA HEALTHCARE INVESTORS ANNOUNCES
EXPIRATION OF CONSENT DATE, EXECUTION OF SUPPLEMENTAL INDENTURE,
AND REDEMPTION DATE FOR ITS 6.95% NOTES DUE 2007

TIMONIUM, MARYLAND - December 30, 2005 - Omega Healthcare Investors, Inc. (NYSE:OHI) (“Omega”) announced today that in connection with its current tender offer and consent solicitation for all of its outstanding 6.95% notes due 2007 (the “Notes”), it was in receipt of tenders and consents representing 79.3% of the aggregate principal amount of the Notes outstanding. The tendered notes were accepted for purchase by Omega. The total consideration to be paid to holders who have validly tendered their Notes and delivered their consents will be $1,031.02 for each $1,000 principal amount of Notes validly tendered and not validly revoked, which includes a consent payment of $30.00 per $1,000 principal amount of Notes. The consideration for the tendered Notes and consents will be paid from the proceeds of Omega’s offering of $175 million aggregate principal amount of its 7% senior notes due 2016.

The percentage of consents received exceeds the requisite consents needed to amend the indenture pursuant to which the Notes were issued (the “Indenture”) as set forth in the Offer to Purchase and Consent Solicitation Statement circulated in connection with the tender offer and consent solicitation for the Notes. As described in the Offer to Purchase and Consent Solicitation Statement, the amendments to the Indenture (the “Proposed Amendments”) will, among other things, eliminate (i) all events of default under the Indenture other than events of default relating to the failure to pay principal of and interest on the Notes and to make a change of control tender offer if such offer is required under the Indenture and (ii) eliminate substantially all of the restrictive covenants in the Indenture and the Notes. As a result of the receipt of the requisite consents, Omega and Wachovia Bank, National Association, as trustee under the Indenture, have executed a supplemental indenture to the Indenture to affect the Proposed Amendments. The supplemental indenture has an effective date of December 30, 2005.

Deutsche Bank Securities Inc. is the dealer manager for the offer to purchase and the solicitation agent for the consent solicitation. Questions or requests for assistance may be directed to Deutsche Bank Securities Inc. (telephone: (212) 250-4270 (collect) or toll-free at (800) 553-2826). Requests for documentation may be directed to MacKenzie Partners, Inc., the information agent (telephone: (212) 929-5500 (collect)) or toll-free at (800) 322-2885.

Omega’s Board of Directors also authorized the redemption of all outstanding Notes that are not otherwise tendered to and accepted by Omega in connection with the offer to purchase and consent solicitation for the Notes. The redemption date for the Notes will be January 18, 2006. The aggregate redemption price plus all accrued and unpaid interest for the Notes is $1,066.13 per $1,000 principal amount of Notes. In accordance with the Indenture, the Company will cause to be deposited with the trustee the aggregate redemption price, to be held in trust for the benefit of the holders of the Notes. On and after the redemption date, the Notes shall cease to be outstanding, interest thereon shall cease to accrue, and all rights with respect to the Notes shall cease and terminate, except for the right of the holders thereof to receive the redemption price of the Notes redeemed, but without interest, upon surrender of their Notes. The notice of redemption will be mailed to the holders of the Notes on or about December 30, 2005. The trustee will act as the Company’s redemption and paying agent. Holders of the Notes who hold Notes through The Depository Trust Company will have their Notes redeemed in accordance with The Depository Trust Company’s procedures.

This press release does not constitute a call for redemption of the Notes. Such call for redemption will be made in a redemption notice issued to the holders of the Notes by Omega.

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Omega is a real estate investment trust investing in and providing financing to the long-term care industry. At September 30, 2005, the Company owned or held mortgages on 216 skilled nursing and assisted living facilities with approximately 22,407 beds located in 28 states and operated by 38 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700 or
visit the Company’s website at www.omegahealthcare.com
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This announcement includes forward-looking statements. All forward-looking statements included herein are based on current expectations and speak only as of the date of such statements. Omega undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Such forward-looking statements should be regarded solely as reflections of Omega's current operating plans and estimates. Statements regarding future events and developments, including the completion of the notes offering, and Omega’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of Omega's operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages, and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; and (vii) other factors identified in Omega’s filings with the Securities and Exchange Commission.